                                                                    EXHIBIT 99.1

                                  [ANDRX LOGO]

                      ANDRX ADOPTS STOCKHOLDER RIGHTS PLAN


-------------------------------------------------------------------------------

FORT LAUDERDALE, FL, MARCH 21, 2003 - Andrx Corporation (Nasdaq: ADRX) today announced that its Board of Directors adopted a Stockholder Rights Plan and, in connection therewith, declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's Andrx Group common stock.

Richard J. Lane, Chief Executive Officer of the Company, commented: "The Rights Plan is designed to assure that our stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against abusive, coercive or unfair tactics to gain control of Andrx without paying all stockholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment, the recent decline in the market value of the Company's common stock and the Company's desire to position itself, in view of this, to protect and act in the best interests of Andrx stockholders."

The Company stated that the Rights Plan is similar to those adopted by many other public companies. The Rights are intended to enable the Company's stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

Each Right will entitle the holder to purchase one one-thousandth of a share of the Company's newly created Series A Junior Participating Preferred Stock, at an initial exercise price of $70.00 per one one-thousandth of a share (subject to adjustment). The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock, and thus becomes an "Acquiring Person" under the Plan, or announces or commences a tender or exchange offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Upon any such occurrence, each Right will entitle its holder (other than such Acquiring Person or group or affiliated or associated persons and certain transferees) to purchase, at the Right's then-current exercise price, a number of shares of Andrx's common stock having a market value of twice the exercise price. In addition, if the company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, after a person or group becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price. The Acquiring Person (and affiliated and associated persons) will not be entitled to exercise or transfer the Rights under such circumstances (as its Rights become void upon becoming an Acquiring Person). Until the Rights become exercisable, outstanding common stock certificates, together with a summary of the Rights, will evidence the Rights.

Prior to the time that any person becomes an Acquiring Person, the Rights are redeemable for $0.01 per Right at the option of the Board of Directors. The Board of Directors is also authorized to reduce the 15% threshold referred to above to not less than 10% under certain circumstances. Following the time that a person becomes an Acquiring Person and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person) at an exchange ratio of one share of common stock per Right.

The dividend distribution will be made on March 31, 2003, payable to stockholders of record as of that date. The Rights will expire in ten years. The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share or the Company's financial results, and is not taxable to stockholders. A copy of the complete Rights Plan will be included with the appropriate filings with the Securities and Exchange Commission.


ABOUT ANDRX

Andrx is engaged in the formulation and commercialization of oral controlled-release pharmaceuticals utilizing its proprietary drug delivery technologies. In its ANDA program, Andrx is developing generic versions of controlled-release or specialty, niche or immediate release brand name pharmaceuticals. In its NDA program, Andrx is developing its own brand name formulations of certain existing drugs that it believes may be improved by the application of Andrx's drug delivery technologies. Andrx also markets and distributes pharmaceutical products manufactured by third parties.

This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "to," "expect," "plan," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative or other variations thereof or comparable terminology is intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to Andrx's results of operations. The Company is also subject to other risks as detailed from time-to-time in the Company's filings with the Securities and Exchange Commission.

Contacts:   Andrx Corporation
            Gale A. Blackburn
            Vice President of Investor Relations
            Phone:  954-217-4344
            Email:  gblackburn@andrx.com

                                       ###




                                       3